Caesars Entertainment Corporation (CZR)
Second Quarter 2014 Earnings Announcement
August 11, 2014

Caesars is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, August 11 at 1:30 p.m. PT (5:00 p.m. ET). To access the live broadcast, please visit the Investor Relations section of Caesars’ website at www.caesars.com. A reconciliation between GAAP and non-GAAP results is provided in the tables in the press release.

Prepared Remarks
Eric Hession:
Good afternoon, and welcome to the Caesars Entertainment Second Quarter 2014 Results Conference Call. Joining me today from Caesars Entertainment Corporation are Gary Loveman, Chief Executive Officer; and Donald Colvin, Chief Financial Officer. Following our prepared remarks, we'll turn the call over to your questions.
A copy of our press release, today's prepared remarks and a replay of this conference call will be available in the Investor Relations section on our website at caesars.com.
Before I turn the call over to Gary, I'd like to call your attention to the following information. The Safe Harbor disclaimer in our public documents covers this call and the simultaneous webcast at caesars.com. The forward-looking statements made during this conference call reflect the opinion of management as of the date of this call. There are risks and uncertainties with such statements, which are detailed in our filings with the SEC. Please be advised that developments subsequent to this call are likely to cause these statements to become outdated with the passage of time. We do not intend, however, to update the information provided today prior to our next quarterly conference call.
Further, today, we are reporting second quarter 2014 results. These results are not necessarily indicative of results in future periods. Also, please note that, prior to this call, we furnished a Form 8-K of this afternoon's press release to the SEC.
Property EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations of net income and loss to property EBITDA and net income and loss to adjusted EBITDA can be found in the tables of our press release.

This call, the webcast and its replay are the property of Caesars Entertainment Corporation. It's not for rebroadcast or use by any other party without the prior written consent of Caesars Entertainment Corporation. If you do not agree with these terms, please disconnect now. By remaining on the line, you agree to be bound by these terms.
As we move forward with this call, the words “company”, “Caesars”, “Caesars Entertainment”, “we”, “our” and “us” refer to Caesars Entertainment Corporation and its controlled entities, unless otherwise stated, or context requires otherwise.
Let me turn it over to Gary.
Gary Loveman:
Thank you Eric.
For some time now, I have been talking to you about the transformation of our industry from one built around gaming to a more multi-dimensional hospitality and entertainment business. Nowhere is this dynamic more evident than in Las Vegas, where hospitality is clearly the driving force across our investments and throughout the city. For this reason, we have devoted nearly all of our new capital investment and square footage on the East Side of the Strip to innovative hospitality projects. During the second-quarter, we achieved several milestones in our strategy to expand and enhance our hospitality offerings. We opened The Cromwell, including Drai’s and Giada; we completed the opening of the LINQ and the High Roller and began the renovation of The Quad. I am very pleased with the great start these new assets are demonstrating and optimistic about their future impact on the three primary entities that comprise Caesars Entertainment.
Since our last call, we also completed additional steps to improve the company’s financial condition. As a result of the various transactions that have been completed, we think it is appropriate to think of Caesars Entertainment as a holding company, consisting of three primary structures in which Caesars Entertainment holds an economic interest:
•Caesars Entertainment Resort Properties;
•Caesars Growth Partners, and;
•Caesars Entertainment Operating Co.
CERP and CGP are cash-flow positive structures with outsized exposure to destination markets, particularly in Las Vegas. As I have described in the past, CGP is the primary growth vehicle for the company’s online and offline distribution channels. CEOC, which remains heavily levered, is the focus of our ongoing work to address its capital structure.

The holding company structure that has emerged, along with the pending formation of Caesars Enterprise Services, which remains subject to regulatory approval, facilitates ongoing access to Total Rewards and other shared services for properties within CERP, CGP, and CEOC. The structure will also create an efficient mechanism for ongoing investment in the growth of the Total Rewards network, the benefits of which will accrue to each of our entities.
With that in mind, I will review second-quarter performance and developments in the context of the holding company structure.
We are encouraged by visitation and spending trends in Las Vegas, which positively impacted results at our entities. Spanning the full Caesars network in Las Vegas, we saw RevPar grow 8% in the second quarter driven in part by recent renovations. Over the last four quarters, RevPar has grown 12% across the city, approximately double the growth for the city overall.
Within CIE, the social and mobile games business posted an exceptionally strong quarter. Activity in the regional markets and Atlantic City remains depressed, contributing to declines in revenue and EBITDA at CEOC.
Beginning with CERP, revenues grew modestly led by the opening of the LINQ and High Roller as well as revenue increases in CERP’s hotel and food and beverage offerings. Broadly, volumes were quite strong in the second quarter at CERP’s Las Vegas properties, especially considering the impact of out of order rooms at adjoining properties, which negatively impacted walk-in visitation. Key business indicators in Las Vegas increased in nearly every category. In gaming, slot and table volumes increased 2% and 7% respectively and our food outlet covers saw a slight uptick. In addition, lodging revenues increased 5% in the quarter driven largely by improved rate.
These highlights were offset by gaming revenue declines, driven by unfavorable hold at Paris and weak volumes at Harrah’s Atlantic City. Operating expenses at CERP’s properties increased, including labor cost related to the opening of several new restaurants outlets as well as increased marketing spend. Additionally, the prior-year period benefited from a non-recurring expense reversal related to the taxability of complimentary meals provided to employees in Nevada.
We have been pleased with the High Roller’s performance to date, which has not only transformed the Las Vegas skyline but it has added a substantial new experience to the city. The wheel has quickly become one of the top paid admissions destinations in Las Vegas. Ridership continues to ramp as we promote the experience and the attraction gains exposure. Since opening in late March, the High Roller has already welcomed well over a half million riders.
Unlike many other attractions, there is a nearly unlimited opportunity to create customized experiences on the High Roller. It has already been the site of dozens of marriage proposals, bachelor and bachelorette parties, weddings, and corporate outings. The newly introduced Happy Hour on the Wheel has seen very high demand and it is quickly becoming the go-to social destination in Las Vegas. We are confident that visitation will continue to grow steadily in the months ahead.
Since opening earlier this year, the Linq has presented an entirely new entertainment and retail experience for visitors and locals alike. Some of our anchor partners have received accolades and great recognition. Brooklyn Bowl was recently recognized as the best music venue and best new venue in Las Vegas.
CERP also includes Harrah’s Atlantic City and, as of the third quarter, the meetings facility that is currently under construction adjacent to Harrah’s. The development of the meetings facility and enhancement of some of our hospitality offerings in Atlantic City are consistent with our long-held view that the market needs to attract new types of visitors and reduce gaming capacity. In June, we announced the difficult decision to close Showboat at the end of August.
Other participants in the market have followed suit in what we believe to be a painful but constructive development for the market. We are hopeful that rationalization of capacity in Atlantic City combined with concerted effort to attract mid-week traffic and hospitality guests will help stabilize the market.
Moving on to Growth Partners, as Mitch detailed this morning, CGP delivered excellent results in the quarter led by a 95% revenue growth in CIE. CIE’s record results were driven by newly launched content on existing social and mobile games, the House of Fun acquisition, and real money online gaming growth. Social and mobile games revenues increased 90% as the number of paying users grew to over 500 thousand and average revenue per user grew to $0.26, up from $0.24 in the prior quarter. Separately, online gaming activity in Nevada increased in the quarter and our share grew significantly as excitement around the 45th World Series of Poker event at the Rio drove volumes on our online site. In New Jersey, we were pleased with the market-share during the second quarter. CGP will launch new slot content and a mobile app for CaesarsCasino.com later in Q3 in New Jersey. Looking ahead, Mitch and the team remain optimistic in a further state-by-state roll out for online gaming.
CGP’s Las Vegas properties delivered a strong quarter driven by the very successful opening of the Cromwell and Drai’s nightclub. The property has been a source of excitement in our network and on the Las Vegas Strip. Planet Hollywood continues to benefit from the Britney Spears residency. Last month, Pollstar, a trade publication that follows the worldwide concert industry, released its mid-year survey results that confirmed Britney Spears is garnering one of the highest ticket prices in America, second only to our own Celine Dion at Caesars Palace. Additionally, the Axis Theater joined the Coliseum as a top 20 worldwide theatre venue based on ticket sales.

CGP was created to pursue high potential growth projects. Consistent with that mission, CGP is investing $223 million to transform The Quad into the LINQ Hotel & Casino. CGP has also submitted an application to develop the proposed $880 million development of Caesars New York in the Hudson Valley. The renovation of the Quad, and, if CGP is successful in its attempt to secure a license in New York, Caesars New York, will result in the expansion of the Caesars network which in turn benefits each of the component parts of Caesars Entertainment. CGP also has a 41% equity ownership in Horseshoe Baltimore, which will celebrate its grand opening in two weeks. We are enthusiastic about this urban destination and believe it will be beneficial to the network and a positive for the community.
Similar to CGP, CEOC benefited from favorable trends in Las Vegas, resulting in a particularly good quarter for Caesars Palace. The property benefited from very strong VIP baccarat play as well as favorable hold year over year.
Away from Caesars Palace, Atlantic City and the regional markets that make up the rest of CEOC had a challenging second quarter. Volumes in Atlantic City and Illinois declined driven by non-VIP trip declines. While we see no indication that the difficult conditions facing the regional markets will change in the near-term, we are working to maximize EBITDA on lower revenue. In the most extreme cases, we have reduced capacity to appropriately align supply in certain markets with the levels of demand. We closed Harrah’s Tunica on June 2, and, as I mentioned earlier, announced plans to close Showboat Atlantic City at the end of August. These difficult actions follow persistent declines in trips and volumes in both markets.
Since our last call, we have completed several capital markets transactions as part of our ongoing efforts to improve CEOC’s capital structure. At the end of July, we completed the $1.75 billion B7 transaction, the associated tender offers for CEOC debt maturing in 2015 and an amendment to CEOC’s credit facility. The completion of these transactions, announced in May, provide CEOC with maturity runway and covenant headroom to continue executing its deleveraging plan.
Most recently, CEOC announced additional steps to position it for deleveraging and a possible stock listing, including the appointment of an executive team and the addition of two independent directors to its board. John Payne is now CEO of CEOC and Mary Beth Higgins is now its CFO. John has a deep understanding of the company’s regional markets, having served previously as President of the company’s Central Division. I have complete confidence in his ability to drive value at CEOC. Mary Beth is a great addition to the team given her financial management expertise in the gaming industry.
Across the enterprise, we are implementing new marketing and gaming initiatives, which we expect will be driven by Caesars Enterprise Services once it has been fully established and receives regulatory approval.

In early 2013, we re-launched the Total Rewards Visa card program, the only co-brand credit card in the casino entertainment industry. This program is designed to amplify the benefits of Total Rewards for cardholders, and provides another way for us to deepen relationships with Total Rewards members. Customers who are Total Rewards Visa cardholders have increased their trips to Caesars affiliated properties by 13%, and have boosted their gaming and hospitality spend by 7% and 31%, respectively during the 6 months following the date when they received the card.
On our gaming floors, we have replaced 40% of our slot product in Las Vegas during the past 18 months. Our investment has targeted video poker, high limit, and penny games and is intended to drive incremental slot play across a range of visitor segments. At several properties, we are testing new concepts to reinvigorate the gaming floor and attract new or declining customers. At the Quad, we have opened the TAG lounge, our interpretation of a modern sports bar and lounge integrated with electronic table games. The pilot at the Quad has been successful in appealing to younger guests. We recently opened a second tag lounge in Iowa and plan to open similar experiences at two more properties in the coming months.
On the international development front, our team is working on the design and other details for our planned project in Incheon, South Korea. When I was in Seoul in June, each of the government leaders I met with urged us to open the resort before the 2018 Winter Olympics. We are mobilizing our efforts in order to work to meet that target.
Let me now turn it over to Donald to review consolidated financial performance for the second quarter.
Donald Colvin:
Thank you Gary.
Before I cover the financial results, let me reiterate that we have shifted Caesars Entertainment’s financial reporting and disclosure practices to align with the way investors are valuing the business, which is as a holding company with three distinct equity holdings. I will provide a brief recap of the company’s second quarter performance on a consolidated basis.
Second quarter consolidated net revenues were up 3.0% from the prior year to $2.2 billion as increases in social and mobile games as well as contributions from the LINQ and the High Roller were partially offset by a decline in casino revenue. Casino revenue declines of 1.9% were driven by lower volumes and visitation, primarily in Atlantic City and the regional markets, as well as the deconsolidation of Conrad Punta del Este. Room revenue decreased 0.7% year over year. While overall ADR increased, benefiting from resort fees and hospitality initiatives, occupancy decreased, partially impacted by out of order rooms, due to the renovation efforts at the Quad.

F&B revenue was up 1.6% year over year due to the performance of several new restaurant openings last year including Nobu and multiple Gordon Ramsay venues. Other revenue rose 43.7% year over year due to strong growth in social and mobile games at CIE and third party rent and entertainment revenue from the LINQ, High Roller, Planet Hollywood and the Cromwell. Consolidated adjusted EBITDA declined 3% year over year to $455 million due to higher property operating costs offset by strength in CIE margins.
Separately, as Gary mentioned earlier, the completion of our $1.75b first lien debt offering clears the runway for deleveraging as we have addressed 2015 maturities and, through the amendment, created additional headroom under the CEOC covenant requirement.
We are committed to driving efficiency, decreasing working capital, generating operating and EBITDA growth and further improving our balance sheet with a particular focus on CEOC's capital structure.
With that, I will turn it back to Gary for his closing remarks.
Gary Loveman:
As we prepare for the traditionally busy fall and winter seasons in Las Vegas, I am confident each of our entities stands to benefit from the recent assets that have come online in Las Vegas. We are concurrently highly focused on taking additional steps to delever CEOC and improve operating performance. Over time, we expect the combination of these steps to enhance the company’s cash flows and increase shareholder value.
During today’s Q&A session, we will not be able to provide any additional disclosures related to the capital structure. We have provided as much detail as we are presently able to and will release additional details as they become available. Operator, we are now happy to take questions on the company’s operations.
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2Q14 Earnings Release Call
Supplemental Information

Debt Information:

As of June 30, 2014, the total face value of debt was $26.7 billion.

Capital Expenditures:

Consolidated capital expenditures were over $290 million in 2Q’14.
We expect consolidated capital expenditures in 2014 to be approximately $950 million to $1.15 billion, with the table below providing a breakdown by entity.

	2014 (Estimated Range)
(in millions)	Low	High
CGP	$445.0	$530.0
CEOC	340.0	420.0
CERP	115.0	140.0
CEC	50.0	60.0
Total	$950.0	$1,150.0

CGP capex includes funds for The Quad renovation, Cromwell, Baltimore and various other projects associated with its property assets. Part of this capex will be funded by project level debt and some by the financing from the most recent asset sale transaction.
CEOC capex is to fund primarily maintenance projects including Information Technology related capital spend. CERP capex includes completion of the LINQ and property maintenance projects. CEC capex will primarily be spent on the Atlantic City meeting facility project.

Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, the sale of the Properties, and future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):
•the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements;
•the new CEOC first lien term loan and amendment to the CEOC credit agreement and related Caesars Entertainment guarantee of the CEOC credit agreement may not be consummated on the terms contemplated or at all and other access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;
•the assertion and outcome of litigation or other claims that may be brought against the Company by certain creditors, some of whom have notified the Company of their objection to various transactions undertaken by the Company in 2013 and 2014;
•the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;
•the ability to realize the expense reductions from cost savings programs, including the program to increase its working capital and excess cash by $500 million;
•changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;
•the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;
•the ability to recoup costs of capital investments through higher revenues;
•abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);
•the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;
•the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness, the ongoing downturn in the U.S. regional gaming industry, or any other factor;
•construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;
•litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;
•severe weather conditions or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to us as a result of Hurricane Sandy in late October 2012;
•acts of war or terrorist incidents or uprisings, including losses therefrom, including losses in revenues and damage to property,
•the effects of environmental and structural building conditions relating to the Company's properties;
•access to insurance on reasonable terms for the Company's assets; and
•the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this filing.